EXHIBIT 23.2

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Omnicell, Inc.
Mountain View, California
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, 333-125080, 333-132556, 333-142857, 333-149758, 333-159562, 333-176146, 333-190930, and 333-205465) of our reports dated February 26, 2016, relating to the consolidated financial statements and financial statement schedule of Omnicell, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014 and for the two years in the period ended December 31, 2015, and the effectiveness of the Company's internal control over financial reporting as of December 31, 2015, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
San Jose, California
February 26, 2016